                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              QUADRAX CORPORATION
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                              QUADRAX CORPORATION
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                              QUADRAX CORPORATION
                             300 HIGH POINT AVENUE
                        PORTSMOUTH, RHODE ISLAND 02871

                               ----------------

                                   NOTICE OF
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1997

                               ----------------

TO THE HOLDERS OF SHARES OF COMMON STOCK:

  The Annual Meeting of Stockholders of Quadrax Corporation (the "Company") will be held at the Green Valley Country Club, 371 Union Street, Portsmouth, Rhode Island on Monday, May 19, 1997, at 10:00 A.M. local time (the "Meeting"), for the following purposes:

    1. To elect two Directors of the Company;

    2. To approve an amendment of the Company's 1993 Stock Plan and 1994 Stock Plan to increase the number of shares of purchase the Company's Common Stock available for grant thereunder;

    3. To ratify the selection of Livingston & Haynes, P.C., as independent accountants for the Company for the 1997 fiscal year; and,

    4. To transact such other business as may properly come before the Meeting.

  Stockholders of record at the close of business on April 1, 1997, are entitled to vote at the Meeting. Stockholders are urged, whether or not they expect to attend the Meeting in person, to complete and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. If you attend, your having sent in your proxy will not restrict your right to vote in person.

  We cordially invite you to attend and participate in the Annual Meeting in person.

                                          By Order of the Board of Directors,

                                          James J. Palermo
                                          President

                              QUADRAX CORPORATION
                             300 HIGH POINT AVENUE
                        PORTSMOUTH, RHODE ISLAND 02871

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 19, 1997

  This Proxy Statement is being furnished to the holders of common stock, $.000009 par value ("Common Stock"), of Quadrax Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Monday, May 19, 1997, at 10:00 a.m., local time, at the Green Valley Country Club, 371 Union Street, Portsmouth, Rhode Island and at any adjournments and postponements thereof (the "Meeting"). At the Meeting, stockholders will be asked to consider and vote upon the following matters, all of which are more fully discussed below:

  1.to elect two directors of the Company ("Proposal One");

  2. to approve on amendment of the Company's 1993 Stock Plan and 1994 Stock Plan to increase the number of shares of Common Stock available for grant thereunder ("Proposal Two");

  3. to ratify the selection of Livingston & Haynes, P.C. as independent accountants for the 1997 fiscal year ("Proposal Three"); and

  4.to transact such other business as may properly come before the Meeting.

  Any proxy in the enclosed form that is properly executed and returned to the Company (a "Proxy") will be voted at the Meeting in accordance with any specifications thereon or, if no specification is made with respect to one or more of the proposals set forth in the Proxy, will be voted for approval of those proposals. Any holder of Common Stock may revoke a Proxy by: (i) attending the Meeting and giving oral notice of the holder's intention to vote in person, without compliance with any other formalities; or (ii) delivering either an instrument revoking the Proxy or a duly executed proxy bearing a later date to the Secretary of the Company prior to the commencement of the Meeting.

  A Proxy may confer discretionary authority to vote with respect to any matter which management does not know, a reasonable time before the date hereof, is to be presented at the Meeting. Management does not know of any such matter that may come before the Meeting and that would be required to be set forth in this Proxy Statement or the accompanying form of Proxy. If any other matter is properly presented for action at the Meeting, it is intended that the persons named in the accompanying form of Proxy and acting thereunder will vote in accordance with their best judgment on such matter.

  The Company has fixed the close of business on April 1, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting (the "Record Date"). This Proxy Statement and the accompanying notice and form of Proxy are first being mailed on or about April 5, 1997, to holders of record of Common Stock on the Record Date.

                     VOTING SECURITIES AND VOTES REQUIRED

  On the Record Date, the Company had outstanding 34,387,014 shares of Common Stock. Only stockholders of record on the Record Date are entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote per share on matters as to which such class of stock is entitled to vote. The holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the meeting. If a quorum is present, the vote of a majority of the shares of Common Stock present is required for approval of each of Proposal One, Proposal Two and Proposal Three.

  Abstentions are treated as present and entitled to vote and therefore have the effect of a vote against a matter. A broker non-vote on a matter is considered not entitled to vote on the matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

                                 PROPOSAL ONE:

                             Election of Directors

  At the 1996 Annual Meeting, the stockholders of the Company properly approved an amendment to the certificate of incorporation of the Company to classify the board of directors into three classes. Class I consists of two directors--John W. Jepson and Eugene L. Scott--whose terms of office will expire at the Meeting. Class II consists of two directors--William G. Conway and Sven Kraumanis--who will hold office until the 1998 Annual Meeting of Stockholders. Class III is comprised of two directors--James Palermo and Alan Milton--who will hold office until the 1999 Annual Meeting of Stockholders. If Messrs. Scott and Jepson are elected by the stockholders they will serve a three year term and will hold office until the 2000 Annual Meeting of Stockholders. Unless otherwise instructed by proxy, the shares represented by proxies will be voted for the election of the two nominees named below as Directors of the Company for the ensuing three year term specified in the Company's charter.

  The Board has nominated for election two current directors of the Company:
John W. Jepson and Eugene L. Scott. If any nominee becomes unavailable for any reason, the shares represented by such proxies may be voted for a substitute nominee designated by the Board of Directors. Each director elected at the Meeting will hold office until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL ONE IN ORDER TO CAUSE JOHN W. JEPSON AND EUGENE L. SCOTT TO BE RE-ELECTED AS DIRECTORS OF THE COMPANY.

                       DIRECTORS AND EXECUTIVE OFFICERS

GENERAL

  The following table sets forth certain information concerning each director and executive officer of the Company as of the date of this Proxy Statement:

NAME                            AGE POSITION
----                            --- --------
James J. Palermo...............  60 Chairman of the Board and Chief Executive
                                     Officer
John A. McQuade................  53 Vice President and Chief Administrative
                                     Officer
Michael Dorf...................  49 Vice President and General Manager--Advanced
                                     Materials Systems Division
Michael Buck...................  35 Vice President and General Manager--Quadrax
                                     Golf Division
David L. Park..................  47 Vice President--Product Development
Edward A. Stoltenberg..........  57 Senior Vice President, Chief Financial
                                     Officer and Secretary
William G. Conway..............  54 Director
Sven Kraumanis.................  51 Director
Alan Milton....................  43 Director
Eugene L. Scott................  59 Director
John W. Jepson.................  63 Director

  James J. Palermo has been a member of the Board of Directors since July 1994. Mr. Palermo has been Chief Executive Officer of the Company since September 1994, and Chairman of the Board Directors since February 1995. He previously served as President and Chief Operating Officer of the Company from May 1994 to September 1994. From January 1990 to May 1994, Mr. Palermo was a Principal of J.P. Associates, Inc., an investment banking firm.

  John A. McQuade has served as Vice President and Chief Administrative Officer of the Company since May 1994. From October 1990 to May 1994, Mr. McQuade was an Executive Vice President of J.P. Associates, Inc., an investment banking firm. From April 1984 to September 1990, he served as Vice President, Manufacturing of New England Digital Corporation, a manufacturer and distributor of computer equipment.

  Michael Dorf has been Vice President and General Manager of the Company's Advanced Materials Systems Division since March 1996. Prior to joining the Company, Mr. Dorf had been employed by Textron Specialty Materials (a division of Textron, Inc.) as Director of Industrial Product Development from May 1994 to March 1996, as Director of Sports Technology from March 1993 to May 1994 and Director of Boron Products from January 1991 to March 1993. Mr. Dorf holds a B.S. degree in Chemical Engineering from Cornell University.

  Michael Buck was appointed Vice President and General Manager of the Company's Quadrax Golf Division in January 1997. He previously served as Vice President--Sales and Marketing of the Company's Advanced Materials Division from April 1996 to January 1997. From January 1994 to April 1996, Mr. Buck was Director of Sports Technology at Textron Specialty Materials (a division of Textron, Inc.). From June 1986 to January 1994, Mr. Buck was Product Manager-- Boron Composites at Textron. Mr. Buck has been involved for the past twelve years in the business development, sales and marketing of advanced composite materials, both domestically and internationally, with particular emphasis on the sporting goods industry. Mr. Buck received his B.S. and M.S. degrees in Mechanical Engineering from the University of Massachusetts and an M.B.A. with High Distinction from Babson College.

  David L. Park has been Vice President--Product Development of the Company since October 1994. From January 1989 to October 1994, Mr. Park was Vice President and Technical Director of Bird Machine Company, a manufacturer of equipment for the chemical, mining, oil, environmental, pulp and paper industries.

  Edward A. Stoltenberg became Senior Vice President and Chief Financial Officer of the Company in August 1995. From August 1994 to July 1995, Mr. Stoltenberg served as the Company's Acting Chief Financial Officer. From 1990 to July 1995, Mr. Stoltenberg was a principal of Aegis Business Consultants, a firm that specialized in the turning around of financially troubled companies. In connection therewith, Mr. Stoltenberg served as an officer and director of NUVO Corporation of America and R.J.E. Enterprises, Inc., both privately-held companies which underwent Chapter 11 reorganizations in 1994 and 1993, respectively. Mr. Stoltenberg is a Certified Public Accountant and holds a Masters Degree in Business Administration from the University of Michigan.

  Eugene L. Scott, nominee for director, has been a member of the Board of Directors of the Company since September 1995. Mr. Scott is the founder and publisher of Tennis Week. Mr. Scott served as counsel to the United States Tennis Open from 1971 to 1972 and is currently a member of the board of directors of the United States Tennis Association. Mr. Scott has served as a past president of the United States International Lawn Tennis Club (1976) and Vice President of the International Tennis Hall of Fame (1981). Mr. Scott is a former professional tennis player and a member of the New York State Bar Association.

  John W. Jepson, nominee for director, has been a member of the Board of Directors since February 26, 1997. Mr. Jepson is president of Noble Golf Co., a company he founded in 1993. From 1990-1992, Mr. Jepson was executive vice president of the Ben Hogan Company, a manufacturer of golf balls and clubs. From 1968-1992, Mr. Jepson held various executive positions with The Acushnet Company, a manufacturer of golf products. Mr. Jepson holds a Master of Science and a Ph.D from Yale University.

  William G. Conway was elected to the Board of Directors in October 1994. Since April 1991, Mr. Conway has served as the President of The Conway Company, Inc. of Santa Fe, New Mexico, a firm engaged in real estate development, financing and consulting. From June 1986 to February 1991, Mr. Conway was Managing Director of Jones Lang Wootton, USA, LP, an international real estate consulting group. From September 1994 to November 1994, Mr. Conway was a director of Apogee Robotics, Inc., a publicly held company engaged in the fabrication of mechanical robotic materials handling systems that subsequently filed for bankruptcy protection on December 13, 1994.

  Sven Kraumanis has been a member of the Board of Directors since July 1994. Mr. Kraumanis has been General Counsel to Legacy Expediters Ltd., a privately-held real estate investor, developer and contractor in Ontario, Canada since February 1997. Mr. Kraumanis was employed by Brassie Golf Corporation as General Counsel from May 1993 until June 1996, as Vice President--Acquisitions from May 1994 and as Secretary from June 1994 until June 1996. Brassie Golf Corporation is engaged in the design, construction, purchase, ownership and management of golf courses, and its common stock is listed on the Nasdaq SmallCap Market and the Toronto Stock Exchange. From August 1994 to December 1994, Mr. Kraumanis was a director of Apogee Robotics, Inc., a publicly held company engaged in the fabrication of mechanical and robotic materials handling systems that filed for bankruptcy protection on December 13, 1994. From 1979 until May 1993, Mr. Kraumanis served as President and General Counsel of Harvest Consultants, Ltd., a land development and consulting company that he founded.

  Alan W. Milton has been a member of the Board of Directors since August 1995. Since 1991, Mr. Milton has been a Managing Director of Mantis Holdings, Inc., a New York based private investment company that focuses on high growth manufacturers and advanced materials suppliers within the environmental industry. Mr. Milton has been a director of Industrial Flexible Materials, Inc., a publicly held company, since 1992, of Composite Particles, Inc., a privately-held company, since 1993 and of Discas, Inc., a privately-held company, since 1996. These companies are current portfolio holdings of Mantis Holdings, Inc. Mr. Milton holds a Master of Environmental Sciences degree from Clark University.

COMMITTEES AND MEETINGS OF BOARD OF DIRECTORS

  The Board of Directors met seven times and acted two times by written consent during fiscal 1996. No Director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such Board member served.

  The Board of Directors currently has two committees that were in existence during fiscal 1996. The Audit Committee reviews the internal accounting policies of the Company and consults with, and reviews the services provided by, the Company's independent accountants. The Audit Committee met one time during fiscal 1996.

  The Audit Committee is comprised of Sven Kraumanis and has one vacancy.

  The Compensation Committee considers and makes recommendations to the Board on executive compensation, bonuses and employment plan benefits and makes awards under the Quadrax Corporation 1993 Stock Plan (the "1993 Stock Plan") and the Quadrax Corporation 1994 Non-Qualified Stock Option Plan (the "1994 Stock Plan"). The Compensation Committee met two times during fiscal 1996. The Compensation Committee is comprised of Sven Kraumanis and has one vacancy.

COMPENSATION PLANS AND ARRANGEMENTS

 Employment and Termination Arrangements

  The Company has entered into certain employment and termination agreements with the following Executive Officers:

  James J. Palermo, the Chairman and Chief Executive Officer of the Company, entered into an employment agreement with the Company on January 1, 1996, that was approved by the Board in February 1996. Under the terms of this agreement, for fiscal 1996, Mr. Palermo received a base salary of $250,000 with certain increases in 1997 and 1998 and per year a bonus based on the profitability of the Company. The agreement provides for certain benefits, including payment by the Company of premiums for life insurance on Mr. Palermo and an automobile allowance and options exercisable for a total of 100,000 shares of Common Stock under the 1993 Stock Plan on January 1, 1996, 1997, and 1998, respectively for an exercise price of the fair market value of the Common Stock on that date of each year. Upon termination of his employment, Mr. Palermo is entitled to receive severance benefits which include the payment of his base salary for a period of one year plus any health and disability benefits during this period. Mr. Palermo will receive a performance bonus and up to an additional 100,000 options each year tied to the Company's revenue and net income and the price of the Company's Common Stock. Mr. Palermo will be granted certain options that vest immediately upon termination of his employment due to any change of control of the Company.

  John A. McQuade, the Vice President and Chief Administrative Officer, entered into an employment agreement with the Company on January 1, 1996, pursuant to which he receives a base salary of $110,000 per year and certain benefits common to all executive officers of the Company. Upon termination or expiration of the employment agreement, Mr. McQuade is subject to a non-competition agreement during any period during which he is being paid by the Company. The Agreement expires on December 31, 1996, but provides that the term will be renewed annually until either party provides notice of termination in accordance with the terms thereof. The Agreement has been renewed in accordance with these terms.

  Edward A. Stoltenberg, the Senior Vice President and Chief Financial Officer, entered into an employment agreement with the Company on January 1, 1996, pursuant to which he receives a base salary of $120,000 per year and certain benefits common to all executive officers of the Company. In addition, in each of the three years of his contract, Mr. Stoltenberg will be awarded options to acquire 30,000 shares of Common Stock, at an exercise price of the fair market value of each shares on January 1, of each year of the contract duration. Mr. Stoltenberg will receive a performance bonus of options to purchase up to an additional 30,000 shares of Common Stock each year tied to the Company's revenue and net income and the price of the Company's Common Stock. Upon termination by the Company without cause, Mr. Stoltenberg would be eligible for continuation of his base salary for 36 months, and immediate vesting of all options. Upon termination for any other reason by the Company, Mr. Stoltenberg would be eligible for continuation of his base salary for twelve months. Mr. Stoltenberg is subject to a non-competition agreement during any period in which he is being paid by the Company. The employment agreement expires December 31, 1998.

               REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS' COMPENSATION

  Directors who are also employees of the Company do not receive any additional remuneration for their services as directors. Effective January 1, 1995, each director who was not an employee of the Company has been paid $1,200 per month.

  At the 1996 Annual Meeting, the Shareholders properly approved an amendment to the 1993 Stock Plan to increase the number of options to purchase the Company's Common Stock automatically granted to non-employee directors of the Company on the date of each annual meeting of shareholders. Pursuant to such amendment, each non-employee director of the Company received a grant of non-qualified, fully-vested options to purchase 40,000 shares of the Company's Common Stock at the market price of the Common Stock on the date of the meeting, retroactive to the director's date of service on the Board. Further, included in this amendment is the right of each non-employee director to receive an automatic grant of non-qualified options to purchase 20,000 shares of Common Stock at the market value on the following dates: (i) the date of the 1997 Annual Meeting of Shareholders, if the price of the Company's Common Stock is at or above $2.00 per share on the date of such meeting; (ii) the date of the 1998 Annual Meeting of Shareholders, if the price of the Company's Common Stock is at or above $4.00 per share on the date of such meeting; (iii) the date of the 1999 Annual

Meeting of Shareholders, if the price of the Company's Common Stock is at or above $8.00 per share on the date of such meeting. All of the above options are awarded through the end of a director's term and will vest immediately upon any change of control of the Company resulting in the removal of the director from the Board.

EXECUTIVE COMPENSATION

  The following table sets forth certain information with respect to the compensation paid to the other current executive officers of the Company whose salary and bonus for fiscal 1996 exceeded $100,000 on an annualized basis (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                      SHARES
                                                                                    UNDERLYING
                             PRINCIPAL     FISCAL                   OTHER ANNUAL     OPTIONS        ALL OTHER
NAME                         POSITION       YEAR   SALARY   BONUS  COMPENSATION(1)   GRANTED     COMPENSATION(2)
----                     ----------------- ------ -------- ------- --------------- ------------  ---------------
James J. Palermo........ Chairman of the    1996  $254,052 $50,000     $79,892(5)                    $43,010
                         Board and Chief    1995  $224,452     --      $16,893                       $43,010
                         Executive Officer  1994    91,715     --          --        462,500(3)          --
David Park.............. Vice President-    1996   120,000               6,000
                         Product            1995   120,000  12,749      15,420           --              660
                         Development        1994    24,077     --        1,000           --              --
Edward Stoltenberg...... Senior Vice        1996   120,000     --       41,575                         2,983
                         President and      1995    48,171     --        3,000                           -0-
                         Chief Financial    1994       --
                         Officer (4)
John McQuade............ Vice President     1996   109,492               6,000           --              956
                         and Chief          1995    91,892  12,748       6,000           --              876
                         Administrative     1994    49,477     --        1,500           --              --
                         Officer
David Soules............ Vice President     1996    98,577               6,000           --              308
                         Manufacturing      1995    89,028  12,748       4,000           --              300
                         Operations         1994    75,878     --          -0-           --              --

--------
(1) Consists of automobile allowances and salary deferrals under the Companys 401(k) Plan. No other perquisites or other benefits to any Named Executive Officer for any specified year totaled more than the lesser of $25,000 and 10% of the total annual salary and bonus reported for the Named Executive Officer for that year.
(2) Consists of premiums paid by the Company for life and long-term disability insurance.
(3) Grant of 200,000 shares of Common Stock.
(4) Mr. Stoltenberg has been Senior Vice President and Chief Financial Officer since August 1995 and was the Acting Chief Financial Officer from April to August 1995. He served as consultant to the Company from August 1994 to April 1995. In 1996, the Company gave Mr. Stoltenberg 50,000 shares of Common Stock for services previously performed.
(5) Includes $65,000 which is the difference between market price and exercise price for 100,000 shares of Common Stock on the date of exercise.

  The following table sets forth certain information regarding stock options granted by the Company to the Named Executive Officers during fiscal 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                          NUMBER OF SHARES  PERCENT OF TOTAL OPTIONS
                         UNDERLYING OPTIONS   GRANTED TO EMPLOYEES                            EXPIRATION
NAME                        GRANTED (1)        IN FISCAL YEAR(2)     EXERCISE PRICE PER SHARE    DATE
----                     ------------------ ------------------------ ------------------------ ----------
James J. Palermo........      100,000                 6.39%                   $0.84            1/01/06
Edward Stoltenberg......       30,000                 1.92%                   $0.84            1/01/06

--------
(1) Represents shares of Common Stock issuable upon exercise of stock options granted under the 1993 Stock Plan and the 1994 Stock Plan.
(2) The Company granted options in fiscal 1996 to acquire an aggregate of 1,565,500 shares.

  On May 10, 1996, the Company granted 480,000 incentive stock options with a $1.81 (market price of Common Stock on the date of grant) exercise price per share to the following outside directors of the Company:

                          NUMBER OF SHARES  PERCENT OF TOTAL OPTIONS
                         UNDERLYING OPTIONS   GRANTED TO EMPLOYEES                            EXPIRATION
NAME                        GRANTED (1)        IN FISCAL YEAR(2)     EXERCISE PRICE PER SHARE    DATE
----                     ------------------ ------------------------ ------------------------ ----------
William G. Conway.......      120,000                 8.08%                   $1.81            5/10/06
Sven Kraumanis..........      120,000                 8.08%                   $1.81            5/10/06
Alan Milton.............       80,000                 5.39%                   $1.81            5/10/06
Eugene Scott............       80,000                 5.39%                   $1.81(3)         5/10/06
Gordon Werner(4)........       80,000                 5.39%                   $1.81            5/10/06

--------
(1) Represents shares of Common Stock issuable upon exercise of stock options granted under the 1993 Stock Plan pursuant to automatic grants approved by the Company's stockholders in 1996.
(2) All options granted to directors on May 10, 1996 are fully vested.
(3) Adjusted in February 1997, to an exercise price per share of $0.75.
(4) Resigned in March 1997.

  On January 11, 1996, the Compensation Committee of the Board of Directors re-granted options to acquire an aggregate of 1,189,166 shares of Common Stock by canceling options outstanding under the 1993 Stock Plan and the 1994 Stock Plan for current employees and directors in exchange for the granting under the 1993 Stock Plan and the 1994 Stock Plan of new options exercisable on the same vesting schedules as the previously outstanding options but having an exercise price of $0.68 per share. These re-grants were effected as incentive for employees and directors of the Company as a result of the Management turmoil caused by the former Chairman of the Board, Pattinson Hayton, III upon his resignation in February 1995, and the material decline in the Company's Common Stock price during 1995. Given the relatively small amount of the Company owned by or subject to options in favor of current employees (less than 6% of the Company's outstanding stock), the Compensation Committee determined that additional incentives to remaining management were both warranted and necessary.

  The following table shows aggregated option exercises in the last fiscal year and fiscal year-end option values for the Named Executive Officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END VALUES

                                                              NUMBER OF SHARES UNDERLYING              VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT YEAR-                  IN-THE-MONEY
                                                                          END                         OPTIONS AT YEAR END(5)
                                                             -------------------------------------   -------------------------
                         SHARES ACQUIRED
NAME                       IN EXERCISE        VALUE REALIZED  EXERCISABLE           UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
----                     ---------------      -------------- ---------------       ---------------   ----------- -------------
James J. Palermo........     730,000(1)(2)(3)    $83,200                   -0-                   -0-       -0-        -0-
David Park..............      72,000(3)          $ 2,880                   -0-                   -0-       -0-        -0-
Edward Stoltenberg......      72,000(3)          $ 2,880                30,000(4)                -0-       -0-        -0-
John A. McQuade.........         -0-                 -0-                82,000(3)                -0-   $ 3,280        -0-
David Soules............         -0-                 -0-                94,500(3)                -0-   $ 3,780        -0-

--------
(1) Exercise price per share for 100,000 shares was $0.84.
(2) Exercise price per share for 100,000 shares was $0.10.
(3) Exercise price per share $0.68.
(4) Exercise price per share $0.84.
(5) Value is based on the closing bid price per share of Common Stock on December 31, 1996 ($0.72), as reported on the NASDAQ SmallCap Market, less the applicable option exercise price. These values have not been, and may never be, realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of the sale of the shares.

 Stock Option Plans.

  1993 Stock Plan. An amendment to the 1993 Stock Plan adopted by the Board of Directors on February 27, 1996, and approved by the Company's stockholders on May 10, 1996, increased the number of shares available for award under the 1993 Stock Plan by 1,065,154 shares (representing 4.9% of the 21,737,842 issued and outstanding shares of Common Stock as of the Record Date). The 1993 Stock Plan, as amended to date, provides for the grant of awards covering a maximum of 2,451,912 shares of Common Stock, all of which may be granted as incentive stock options if permissible under applicable federal income tax laws.

  The 1993 Stock Plan is described in greater detail under "PROPOSAL TWO:
AMENDMENT OF 1993 AND 1994 STOCK PLANS--Description of 1993 Stock Plan" at page 10.

  1994 Stock Plan. The 1994 Stock Plan reserved a total of 500,000 shares of Common Stock for issuance. On April 14, 1996, the Board of Directors increased to 1,000,000 the numbers of shares for issuance under the 1994 Stock Plan. As of December 31, 1996, options to purchase a total of 726,000 shares of Common Stock at a weighted average of exercise price of $1.03 per share were outstanding under the 1994 Stock Plan, 338,000 options issued under the 1994 Stock Plan had been exercised, and no shares of Common Stock remained available for award under the 1994 Stock Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 Common Stock

  The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of April 1, 1997, by (i) each person known by the Company to own beneficially more than five percent of the Common Stock, (ii) each director of the Company, (iii) each executive officer and
(iv) all directors and executive officers of the Company as a group.

                                           SHARES BENEFICIALLY OWNED(1)
                                           -------------------------------------
NAME(2)                                      NUMBER          PERCENT OF CLASS
-------                                    ----------------- -------------------
James J. Palermo..........................           740,000               2.1%
David Park................................            79,000                 *
John A. McQuade(3)........................            85,500                 *
Edward A. Stoltenberg(4)..................           157,500                 *
Michael Dorf(5)...........................           127,000                 *
William G. Conway(6)......................           133,333                 *
Sven Kraumanis(6).........................           133,333                 *
Alan W. Milton(6).........................           145,000                 *
Eugene L. Scott(7)........................           152,000                 *
John W. Jepson(8).........................            60,000                 *
Michael Buck(9)...........................           100,000                 *
All officers and directors as a group.....         1,912,666               5.4%

--------
(1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted and subject to community property laws where applicable. Amounts shown include shares issuable within sixty days following April 1, 1997, pursuant to the exercise of options.
(2) The address of each named person is in care of: Quadrax Corporation, 300 High Point Avenue, Portsmouth, Rhode Island 02871.
(3) Includes 82,000 shares of Common Stock subject to outstanding options, which are exercisable within sixty days after April 1, 1997.
(4) Includes 30,000 shares of Common Stock subject to outstanding options exercisable within sixty days after April 1, 1997.
(5) Includes 125,000 shares of Common Stock subject to outstanding options exercisable within sixty days after April 1, 1997.
(6) Consists solely of options to purchase shares of Common Stock which are exercisable within sixty days after April 1, 1997.
(7) Includes 80,000 shares of Common Stock subject to outstanding options exercisable within sixty days after April 1, 1997.
(8) Includes 10,000 shares of Common Stock subject to outstanding options exercisable within sixty days after April 1, 1997.
(9) Includes 100,000 shares of Common Stock subject to outstanding options which are exercisable within sixty days after April 1, 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company is a party to certain employment and termination arrangements with James J. Palermo, the Chairman of the Board and Chief Executive Officer of the Company, John A. McQuade, the Vice President and Chief Administrative Officer and Edward A. Stoltenberg, the Chief Financial Officer. See "Compensation Plans and Arrangements--Employment and Termination Arrangements" at page 4.

 The Company purchased $100,000 fair market value of advertising space for its tennis products in Tennis Week magazine in 1996. Tennis Week magazine is controlled by Mr. Scott, a director of the Company. The Company was to pay for such advertising space by means of a cash payment of $37,500 and pay for the balance by issuing Tennis Week shares of the Company's Common Stock valued at its fair market value on May 10, 1996, the date on which the Board of Directors approved such arrangement. The Company did not pay any of such cash or issue any of such shares in 1996. In February 1997, the Company compromised its obligations to Tennis Week by issuing 60,000 shares of unregistered Common Stock and lowering the exercise price of Mr. Scott's 80,000 stock options to $0.75. Such transactions were approved by the disinterested directors of the Company.

                                 PROPOSAL TWO:

                    AMENDMENT OF 1993 AND 1994 STOCK PLANS

  On February 24, 1997, the Board of Directors approved amendments to the 1993 Stock Plan and the 1994 Stock Plan to increase the number of shares of Common Stock available for grant or options under the 1993 Plan by 1,592,000 and to increase the number of shares of Common Stock available for options under the 1994 Plan by 100,000 shares in order for the Company to be able to meet certain contractual commitments to its employees and to have additional shares available for grants or options to new employees, directors and consultants. At December 31, 1996, neither Plan had any shares available for grant.

                        DESCRIPTION OF 1993 STOCK PLAN

  The following is a summary of the principal features of the 1993 Stock Plan, assuming approval by the stockholders of the proposal to amend the Plan.

OPERATION OF THE 1993 STOCK PLAN

  The 1993 Stock Plan is currently administered by the Compensation Committee. Awards may be granted to officers and other key employees of the Company. Non-employees who perform services for the Company may be considered employees of the Company for all purposes under the 1993 Stock Plan, other than the grant of incentive stock options. Non-employee directors of the Company are automatically granted certain awards under the 1993 Stock Plan. The purpose of the 1993 Stock Plan is to encourage stock ownership by eligible employees, thereby increasing the personal interest of the employees in the Company's continued success and progress. The eligibility criteria of the 1993 Stock Plan are intended to encompass a group which is currently estimated at fifteen individuals. The Compensation Committee bases its selection of award recipients, and its determination of the number of shares of Common Stock to be covered by each award, on the nature of the employees' duties and present and potential contributions to the Company's success and other factors it deems relevant.

AWARDS TO EMPLOYEES

  Awards under the 1993 Stock Plan may be granted in the form of (i) incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) non-qualified stock options, (iii) shares of Common Stock subject to specified restrictions ("restricted shares"), (iv) restricted units entitling the holder thereof to receive one share of Common Stock (or equivalent cash payments) for each unit in increments during a restricted period ("restricted units"), (v) stock appreciation rights ("rights") accompanying options or granted separately, or
(vi) limited stock appreciation rights ("limited rights") accompanying options. Except for incentive stock options, there is no limitation on the aggregate number of shares of Common Stock which can be granted pursuant to such awards to any one employee. Shares reserved for issuance, but never issued, such as shares covered by expired or terminated options, generally will be available for subsequent awards.

  Stock options will have terms determined by the Compensation Committee, but no incentive stock option may be granted after March 23, 2003 or have a term exceeding ten years (or five years in the case of incentive stock options granted to an employee or officer holding 10% or more of the voting stock of the Company). Stock options become exercisable as determined by the Compensation Committee, except that no options may be exercised by directors or officers within six months of the date of grant. The Compensation Committee may accelerate the exercisability of any option at any time. In addition, options may be granted which become immediately exercisable upon a change of control of the Company.

  The option price of incentive stock options may not be less than the market price of Common Stock on the date of grant (or not less than 110% of such market value in the case of incentive stock options granted to an employee or officer holding 10% or more of the voting stock of the Company). An option may be exercised by payment of the option price in cash (including money loaned by the Company to the optionee in compliance with applicable law and on such terms and conditions as the Compensation Committee may determine), or subject to the approval of the Compensation Committee, by payment in already owned shares of Common Stock or surrender of outstanding awards under the 1993 Stock Plan or any other stock option or incentive compensation plan of the Company. Payment in stock or by surrendering other awards would permit the holder of a non-qualified option to start with no shares or with a relatively small number of shares of Common Stock and, through successive and substantially simultaneous exercises, exercise such option in full with no cash outlay. The Compensation Committee, in its sole discretion, may determine that upon exercise of such option, no shares of Common Stock will be delivered and the employee will be entitled only to cash equal to the "appreciation value" (i.e., the aggregate fair market value of shares subject to the option less the aggregate exercise price of the option).

AWARDS TO NON-EMPLOYEE DIRECTORS

  At the 1996 Annual Meeting, shareholders voted to amend the 1993 Stock Plan to increase the number of non-qualified options awarded to non-employee directors of the Company. Pursuant to this amendment, each non-employee director of the Company received a grant of non-qualified, fully vested options to purchase 40,000 shares of the Company's Common Stock on the date of the Annual Meeting, retroactive to the director's date of service of the Board. Additionally, each non-employee director will receive an automatic grant of non-qualified options to purchase 20,000 shares of Common Stock at the market value on the following dates: (i) the date of the 1997 Annual Meeting of Shareholders, if the price of the Company's Common Stock is at or above $2.00 per share on the date of such meeting; (ii) the date of the 1998 Annual Meeting of Shareholders, if the price of the Company's Common Stock is at or above $4.00 on the date of such meeting; and, (iii) the date of the 1999 Annual Meeting of Shareholders, of the price of the Company's Common Stock is at or above $8.00 per share on the date of such meeting. All of the above options are available through the end of a director's term and will vest immediately upon any change of control of the Company resulting in the removal of the director from the Board.

PLAN AMENDMENT

  The Board of Directors may suspend, terminate, modify or amend the 1993 Stock Plan; provided, however, that any amendment that would increase the aggregate number of Common Stock that may be issued, materially increase the benefits accruing to participants or materially modify the requirements as to eligibility for participation will be subject to shareholder approval. No suspension, termination, modification or amendment of the 1993 Stock Plan may, without the consent of a participant, adversely affect the participants rights under an award previously granted.

                        DESCRIPTION OF 1994 STOCK PLAN

  The 1994 Stock Plan is substantially the same as the 1993 Stock Plan, except that only options to purchase Common Stock may be granted, and directors who are members of the Compensation Committee are not eligible to receive grants of options under this Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE 1993 STOCK PLAN AND THE 1994 STOCK PLAN.

                                PROPOSAL THREE:

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors voted as of February 24, 1997, to appoint Livingston & Haynes, P.C. as independent accountants for the Company and subsidiary corporations for fiscal 1997. Livingston & Haynes, P.C. has served as independent accountants for the Company since October 26, 1994. This appointment is being submitted to the holders of Common Stock for ratification. Although the submission of this matter to stockholders is not required by law, if the appointment is not ratified by the holders of Common Stock the Board of Directors will reconsider its selection of independent accountants.

  A representative of Livingston & Haynes, P.C. is expected to be present at the Meeting. This representative will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions presented at the Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF LIVINGSTON & HAYNES, P.C. AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR FISCAL 1997.

                                 OTHER MATTERS

  The Board of Directors does not intend to present to the Meeting any business other than the proposals listed herein, and the Board was not aware, as of the time of the mailing of this Proxy Statement to holders of Common Stock of any other business that may be properly presented for action at the Meeting. If any business should come before the Meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote said proxy in accordance with their judgment.

                       COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity security (collectively, "Section 16 reporting persons"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Section 16 reporting persons are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to Section 16 reporting persons were satisfied.

                                 SOLICITATION

  The cost of soliciting proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxy statements to their principals, will be borne by the Company. Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Company, who will not receive additional compensation therefore.

                             STOCKHOLDER PROPOSALS

  The Company currently anticipates that the 1998 Annual Meeting of Stockholders of the Company will be held on May 22, 1998. In order to be included in the proxy materials for the 1998 Annual Meeting of Stockholders, stockholder proposals must be received at the Company's principal executive offices by no later than January 13, 1998.

                              QUADRAX CORPORATION

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 19, 1997

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned, a stockholder of Quadrax Corporation, (the "Company") hereby revoking any proxy heretofore given, does hereby appoint Messrs. James
J. Palermo and Edward Stoltenberg, and each of them, proxies with full power of substitution, for and in the name of the undersigned to attend the Annual Meeting of Stockholders of the Company to be held at the Green Valley Country Club, 371 Union Street, Portsmouth, Rhode Island on May 19, 1997, and any adjournment thereof and there to vote upon all matters specified in the notice of said meeting, as set forth on the reverse hereof, and upon such other business as may properly and lawfully come before the meeting, all shares of stock of said Company which the undersigned would be entitled to vote if personally present at said meeting.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED, IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL PROPOSALS.

                        (TO BE SIGNED ON REVERSE SIDE)

                                                   SEE REVERSE SIDE